U.S. Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

February 23, 2022

Re: Notice of disclosure filed in Exchange Act Annual Report under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Sanofi has made disclosure pursuant to those provisions in its Annual Report on Form 20-F for the year ended December 31, 2021, which was filed with the Securities and Exchange Commission on February 23, 2022.

Sincerely,

/s/ Alexandra Roger
Alexandra Roger
Head of Securities Law and Capital Markets

54, rue La Boétie, 75414 Paris Cedex 8, France - Tél.: +33 (0)1.53.77.40.00 - Fax : +33 (0)1.53.77.41.33 - www.sanofi.com SANOFI

Siège social : 54, rue La Boétie, 75008 Paris, France S.A. au capital de 2 527 121 390 € - 395 030 844 R.C.S. Paris - Code APE 7010 Z - N° intracommunautaire : FR 88395030844